UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — November 17, 2022

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

1000 Chesterbrook Boulevard, Suite 250 Berywn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(312) 827-2800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock, par value $0.005 per share	ENV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On November 14, 2022, Envestnet, Inc. (the “Company”) and Envestnet Asset Management, Inc. (the “Guarantor”) entered into a Purchase Agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC, BofA Securities, Inc., BMO Capital Markets Corp., and J.P. Morgan Securities LLC, as representatives of the several purchasers named in Schedule I to the Purchase Agreement (collectively, the “Purchasers”) relating to the issuance and sale of $500 million in aggregate principal amount of the Company’s 2.625% Convertible Notes due 2027 (the “Notes”), in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s obligations under the Notes are fully and unconditionally guaranteed ( the “Guarantee,” and collectively with the Notes, the “Securities”) on an unsecured basis by the Guarantor, a wholly-owned subsidiary of the Company. In addition, the Company granted the Purchasers a 13-day option to purchase up to an additional $75.0 million in aggregate principal amount of the Notes. The Purchasers exercised their option in full on November 15, 2022. The closing of the issuance and sale of the Notes occurred on November 17, 2022.

The Company received net proceeds from the sale of the Notes, after deducting initial purchasers’ discounts and offering expenses, of approximately $558.4 million. The Company used approximately $494.2 million of the net proceeds and available cash to repurchase for cash $300.0 million aggregate principal amount of the Company’s outstanding 1.75% convertible notes due 2023 for an aggregate of approximately $312.4 million plus accrued interest in cash and $200.0 million aggregate principal amount of the Company’s 0.75% convertible notes due 2025 for an aggregate of approximately $181.8 million in cash plus accrued interest. The Company also used approximately $79.4 million a portion of the net proceeds from the offering to pay the cost of entering into the capped call transactions described below. The Company intends to use the remaining net proceeds for general corporate purposes, which may include selective strategic investments through acquisitions, alliances or other transactions.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantor, on one hand, and the Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary description of the Purchase Agreement is qualified in its entirety by the terms of the Purchase Agreement.

Indenture and Notes

The Notes were issued pursuant to the Indenture, dated November 17, 2022 (the “Indenture”), among the Company, the Guarantor, and U.S. Bank Trust National Association, as trustee (“Trustee”). The Notes will mature on December 1, 2027, unless earlier purchased, redeemed or converted. Interest will accrue on the Notes at a rate of 2.625% per year and will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2023.

The Notes are the Company’s general unsecured obligations, subordinated in right of payment to the Company’s obligations under its credit facility.  The Notes rank equally in right of payment with all of the Company’s other existing and future senior indebtedness and rank senior in right of payment to all of the Company’s future subordinated obligations. The Notes are structurally subordinated to the indebtedness and other liabilities of any of the Company’s subsidiaries, other than the Guarantor, which will fully and unconditionally guarantee the Notes on an unsecured basis, and other than to the extent the Notes are guaranteed in the future by any of the Company’s other subsidiaries, and will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Holders may surrender their Notes for conversion at any time prior to the close of business on the business day immediately preceding June 1, 2027 only upon satisfaction of one or more of the following conditions: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2022 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the Notes in effect on each applicable trading day; (2) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of the Notes for each such trading day is less than 98% of the last reported sale price of the Company’s common stock on such date multiplied by the then-current conversion rate; (3) if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events described in the Indenture. On or after June 1, 2027, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may surrender their Notes for conversion at any time, regardless of whether any of the foregoing conditions are satisfied. Upon conversion, the company will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of common stock, at the Company’s election, as described in the Indenture.

The initial conversion rate will be 13.6304 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $73.37 per share. The conversion rate will be subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or in connection with any redemption of all or a portion of the Notes prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with a corporate event or during the related redemption period in certain circumstances described in the Indenture.

The Company may not redeem the Notes prior to December 5, 2025. The Company may redeem for cash all or any portion of the Notes, at its option, on or after December 5, 2025 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, any of the five trading days immediately preceding the date on which the Company provides notice of redemption. Any optional redemption of Notes will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. No sinking fund is provided for the notes.

Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase some or all of their Notes for cash at a price equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest, if any.

The Indenture contains customary terms and covenants and events of default. If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable.

A copy of the Indenture and the form of Note are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summary description of the Indenture and the Notes is qualified in its entirety by the terms of the Indenture and the Notes.

Capped Call Transactions

In connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions (the “base capped call transactions”) with certain of the initial purchasers or affiliates thereof (the “option counterparties”). On November 15, 2022, in connection with the initial purchasers’ exercise of their over-allotment option, the Company entered into additional capped call transactions with the option counterparties (the “additional capped call transactions” and, together with the base capped call transactions, the “capped call transactions”). Collectively, the capped call transactions cover, initially, the number of shares of the Company’s common stock underlying the Notes, subject to anti-dilution adjustments substantially similar to those applicable to the Notes. The cost of the capped call transactions was approximately $79.4 million.

The capped call transactions generally are expected to reduce potential dilution to the Company’s common stock upon any conversion of the Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price of the capped call transactions. The cap price of the capped call transactions initially will be $110.7400 per share of the Company’s common stock, which represents a premium of 100% over the last reported sale price of $55.37 on the New York Stock Exchange on November 14, 2022, and is subject to certain adjustments under the terms of the capped call transactions. The options underlying the capped call transactions can, at the Company’s option, remain outstanding until December 1, 2027, which is the maturity date for the Notes, even if all or a portion of the Notes are converted, repurchased or redeemed prior to such date.

The capped call transactions are separate transactions, in each case, entered into by the Company with the option counterparties, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the capped call transactions.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the base capped call confirmation, the form of which is attached as Exhibit 10.2, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Securities Convertible or Exercisable into Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

The Company offered and sold the Notes to the Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and for resale by the Purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Purchasers in the Purchase Agreement. The shares of common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01 Other Events.

On November 17, 2022, the Company issued a press release announcing the closing of the offering of the Notes. As required by Rule 135c under the Securities Act, a copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated November 17, 2022, by and among Envestnet, Inc., Envestnet Asset Management, Inc., and U.S. Bank Trust Company, National Association, as trustee.
4.2	Form of 2.625% Convertible Senior Notes due 2027 (included in Exhibit 4.1).
10.1	Purchase Agreement, dated November 13, 2022, by and among Envestnet, Inc., Envestnet Asset Management, Inc., Morgan Stanley & Co. LLC, BofA Securities, Inc., BMO Capital Markets Corp., and J.P. Morgan Securities LLC, as representatives of the several purchasers named therein.
10.2	Form of Base Capped Call Confirmation
99.1	Press Release, dated November 17, 2022, Announcing the Closing of the Offering of the Notes.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Shelly O’Brien
Name:	Shelly O’Brien
Title:	Chief Legal Officer, General Counsel and Corporate Secretary

Date: November 17, 2022

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